Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Community Bankers Trust Corporation

Richmond, Virginia

We consent to the incorporation by reference in Registration Statement of Community Bankers Trust Corporation and Subsidiary relating to the Community Bankers Trust Corporation 2009 Stock Incentive Plan on Form S-8 (No. 333-173418) of our reports dated March 13, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Community Bankers Trust Corporation and Subsidiary for the year ended December 31, 2014.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia

March 13, 2015